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                                                                    EXHIBIT 11.1

                          AUTHENTIC FITNESS CORPORATION
                      CALCULATION OF INCOME PER COMMON SHARE
                       (IN THOUSANDS EXCEPT PER SHARE DATA)

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
                                                Third Quarter Ended                    Nine Months Ended
                                             -------------------------            --------------------------
                                              April 5,        March 30,           April 5,         March 30,
                                               1997             1996               1997              1996
                                               ----             ----               ----              -----
Income (loss) before extraordinary
item(1)                                      $13,936          ($4,203)            $7,032           ($3,192)
                                              =======          =======             ======           =======
Extraordinary item                                 --          ($1,359)                --           ($1,359)
                                              =======          =======             ======           =======
Net income (loss)                             $13,936          ($5,562)            $7,032           ($4,551)
                                              =======          =======             ======           =======
Weighted average number of shares
  of common stock outstanding during
  the period

Common shares outstanding                  22,393,686       17,843,770         22,333,730        17,789,104
Common shares sold in public offering
  completed in October 1995                        --        2,500,000                 --         1,488,985
Common shares issued due to the
  exercise of options                          11,802           11,852             24,286            47,767
Common stock equivalents:
  Series A Warrants                                --               --                 --                --
  Option shares outstanding using the
   treasury stock method                      159,968               --            136,315                --
                                           ----------       ----------          ---------        ----------

Weighted average number of shares
  of common stock outstanding              22,565,456       20,355,622          22,494,331       19,325,856
                                           ==========       ==========          ==========       ==========
Net income (loss) per common share:
  Income before extraordinary items             $0.62           ($0.21)              $0.31           ($0.17)
  Extraordinary item                               --            (0.07)                --             (0.07)
                                           ----------       ----------          ---------        ----------
Net income (loss) per share                     $0.62           ($0.27)              $0.31           ($0.24)
                                           ==========       ==========          ==========       ==========

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